Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2017 relating to the consolidated financial statements and consolidated financial statement schedule of Immersion Corporation and subsidiaries (collectively the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

San Jose, California

August 11, 2017